Exhibit 1

JOINT FILING AGREEMENT

                The undersigned hereby agree to jointly file a statement on Schedule 13D, together with any amendments thereto (collectively, “Schedule 13Ds”), with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Securities Exchange Act of 1934, as amended.

Date:       September 2, 2003

William W. Vaughan, III as an individual

By:	/s/ William W. Vaughan, III

William W. Vaughan, III

Joann B. Vaughan as an individual

By:	/s/ Joann B. Vaughan

Joann B. Vaughan

G. Douglas Barton as an individual

By:	/s/ G. Douglas Barton

G. Douglas Barton

Martha B. Doherty as an individual

By:	/s/ Martha B. Doherty

Martha B. Doherty

Gerald G. Barton as an individual

By:	/s/ Gerald G. Barton

Gerald G. Barton

Gary R. Kerney as an individual

By:	/s/ Gary R. Kerney

Gary R. Kerney